Exhibit 10.31

Sears Hometown and Outlet Stores, Inc.
5500 Trillium Boulevard, Suite 501
Hoffman Estates, IL 60192

April 2, 2014

Via Hand Delivery

Ms. Becky Iliff
1510 W. Cullom Ave.
Chicago, IL 60613
Dear Becky,
The purpose of this letter is to amend and restate, on a going-forward basis, the terms of your August 28, 2012 offer letter and to memorialize those changes to your terms of employment that have been mutually agreed to by you and Sears Hometown and Outlet Stores, Inc. (“SHO”).
The key elements of your employment and compensation package are as follows:

•	Your base salary is $240,000 per year.

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You are eligible to participate in the Sears Hometown and Outlet Stores, Inc. Annual Incentive Plan (“SHO AIP”) with an annual incentive opportunity of 50% of your base salary. With respect to each SHO AIP approved by the SHO Board of Directors, any incentive payable with respect to that SHO AIP will be paid by April 15th of the following fiscal year, provided that you are actively employed by SHO as of the payment date. Further details regarding your target award under any SHO AIP will be provided to you following the approval that SHO AIP by SHO Board of Directors.

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You are eligible to participate in the Sears Hometown and Outlet Stores, Inc. Long-Term Incentive Program (“SHO LTIP”). If SHO’s Board of Directors approves a SHO LTIP for a fiscal year, you will become eligible to participate in that LTIP when the LTIP is finalized and approved by SHO’s Board of Directors. Further details regarding your target award under each SHO LTIP will be provided to you following the approval of that SHO LTIP.

•
You acknowledge that you received a one-time sign-on bonus of $25,000 (gross) in connection with the start of your employment with SHO. If you voluntarily terminate your employment with SHO, or are terminated by SHO for misconduct or integrity issues, in either case on or prior to August 19, 2014, you will be required to repay to SHO, within thirty (30) days of your last day worked, the full amount of your sign-on bonus, including any taxes withheld in connection therewith, unless prohibited by law.

449639.3

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You are eligible to receive from SHO a special cash retention bonus of $100,000 (gross). This special bonus will be scheduled to vest on an installment basis, with one-half of the bonus vesting and becoming payable as soon as administratively possible following each of the first and third anniversaries of August 20, 2012, provided you are actively employed by SHO on the applicable payment date. You acknowledge that you received from SHO in August 2013 the first-half (i.e., $50,000) of the $100,000 special cash retention bonus referred to in this paragraph.

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You represent and warrant to SHO that (a) you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to perform as SHO’s Vice President, Human Resources or any other position with SHO or any of its affiliates, and (b) you are not (i) a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity, or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services, except as already disclosed to and approved by SHO. You agree that you will not (A) become a member of any board or body described in clause (b)(i) of the preceding sentence or (B) become a party to any agreement described in clause (b)(ii) of the preceding sentence, in each case without the prior written consent of SHO, such consent not to be unreasonably withheld. Further, you continue to agree to refrain from disclosing or using, in violation of an obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise.

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You acknowledge that you are party to an Executive Severance Agreement (the “Severance Agreement”), which was assigned by Sears Holdings Corporation to SHO in connection with SHO’s October 2012 spin-off from Sears Holdings Corporation. If your employment with SHO is terminated by SHO (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined in the Severance Agreement), you will receive six (6) months of salary continuation, based on to your base salary at the time of termination, subject to mitigation. Under the Severance Agreement, you agree, among other things, not to disclose confidential information and for twelve (12) months following termination of employment not to solicit employees. You also agree not to aid, assist or render services for any “Sears Competitor” or “Sears Vendor” (as such terms are defined in the Severance Agreement) for six (6) months following termination of employment. The non-disclosure, non-solicitation, non-compete, and non-affiliation provisions apply regardless of whether you are eligible for severance benefits under the Severance Agreement.

•	You are eligible to receive four (4) weeks paid vacation. You are also eligible for six (6) paid National Holidays each year and up to four (4) personal days per year.

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You are eligible to participate in all retirement, health, and welfare programs made available or sponsored by SHO on a basis no less favorable than other SHO executives at your level, in accordance with the applicable terms, conditions and availability of those programs.

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•	This amended and restated offer letter is subject to the approval of the Compensation Committee of SHO’s Board of Directors.

•	The laws of the State of Illinois (without regard to its conflicts-of-law principles) govern this amended and restated offer letter.
To evidence your agreement with the terms and conditions stated in this amended and restated offer letter, please sign below and return a signed copy of this amended and restated offer letter to the Law Department.
Sincerely,

/s/ W. Bruce Johnson
W. Bruce Johnson
Chief Executive Officer and President
Sears Hometown and Outlet Stores, Inc.

Enclosure

Accepted and agreed to as of the date first stated above:

/s/ Becky Iliff
Becky Iliff

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